Exhibit 5.1

December 13, 2004

Tarragon Corporation
1775 Broadway, 23rd Floor
New York, New York 10019

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

     This opinion is delivered in our capacity as counsel to Tarragon Corporation (the “Company” or “Tarragon”) in connection with Tarragon’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (“Act”), relating to the resale by certain selling Security Holders of up to $62,000,000 in aggregate principal amount of Tarragon’s 8% Senior Convertible Notes Due September 16, 2009 (the “Notes”) and 3,377,312 shares of the Company’s Common Stock, par value $0.01 per share, issuable upon conversion thereof. The Notes were issued under an Indenture (the “Indenture”) dated as of September 16, 2004, between Tarragon and U.S. Bank National Association, as Trustee (the “Trustee”).

     The Notes were initially sold in reliance upon Section 4(2) of the Act and may be resold or delivered from time to time in the Registration Statement, any amendment thereto, and the Prospectus contained therein pursuant to Rule 415 under the Act.

     As counsel rendering the opinions hereinafter expressed, we have been furnished with and examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) Articles of Incorporation, as amended, of Tarragon, (ii) Bylaws, as amended of Tarragon, (iii) the Registration Statement and all exhibits thereto, all as to be filed with the Commission, the Indenture, which is being filed with the Commission as an Exhibit to the Registration Statement, (iv) an Officer=s Certificate dated September 13, 2004, certifying to the matters stated therein, including minutes of the meetings of the Board of Directors of Tarragon, and (v) such other documents as we have deemed necessary for the expression of the opinions contained herein. We have also examined the originals or duplicates or certified or conformed copies of such records, agreements, instruments and other documents, and have made such other and further investigation as we have deemed relevant

Tarragon Corporation
December 13, 2004

and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

     In making the foregoing examinations and in rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have also assumed that the Indenture is the valid and legally-binding obligation of the Trustee.

     Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that, as of the date hereof:

     1. The Notes have been duly authorized, executed and issued by the Company, and assuming that they have been duly-authenticated by the Trustee, constitute valid and legally-binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The shares of Common Stock initially issuable upon conversion of the Notes have been duly authorized, and when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly-issued, fully-paid and non-assessable.

     Our opinions set forth in paragraphs 1 and 2 above are subject to: (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors= rights generally, (b) general equitable principals (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. Insofar as the opinions expressed in paragraph 2 hereof relate to or are dependent upon matters governed by the laws of the State of Nevada, we have relied upon (and our opinion is qualified by the limitations and assumptions set forth in) the opinion of Lionel, Sawyer & Collins dated December 13, 2004, and addressed to the Company and our firm, upon which we are authorized to rely (and which will be filed as Exhibit 5.2 to the Registration Statement).

     This opinion has been furnished to Tarragon at its request, is rendered for its use and is rendered as of the date hereof. We do not undertake and hereby disclaim any obligation to advise anyone of any changes in or new developments which might affect any matters or opinions set forth herein. No member of this firm is an officer or director of Tarragon or any of its subsidiaries.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, PRAGER, METZGER & KROEMER PLLC
By:	/s/ Steven C. Metzger
Steven C. Metzger, Manager

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